Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 9 DATED OCTOBER 3, 2017
TO THE PROSPECTUS DATED APRIL 26, 2017

This document supplements, and should be read in conjunction with, our prospectus dated April 26, 2017, as supplemented by Supplement No. 1 dated April 26, 2017, Supplement No. 2 dated May 1, 2017, Supplement No. 3 dated May 17, 2017, Supplement No. 4 dated June 1, 2017, Supplement No. 5 dated July 3, 2017, Supplement No. 6 dated August 1, 2017, Supplement No. 7 dated August 15, 2017 and Supplement No. 8 dated September 5, 2017. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I and Class T shares for the month of September 2017;

•	the distribution declared by our board of directors for our Class A, Class I and Class T shares for the fourth quarter of 2017; and

•	an update to the "Plan of Distribution" section of our prospectus.

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of September 2017:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
September 1, 2017	$13.50	$13.59	$13.50
September 5, 2017	$13.50	$13.59	$13.49
September 6, 2017	$13.50	$13.59	$13.49
September 7, 2017	$13.50	$13.59	$13.50
September 8, 2017	$13.50	$13.60	$13.50
September 11, 2017	$13.51	$13.60	$13.51
September 12, 2017	$13.50	$13.59	$13.50
September 13, 2017	$13.50	$13.59	$13.49
September 14, 2017	$13.50	$13.60	$13.50
September 15, 2017	$13.50	$13.60	$13.50
September 18, 2017	$13.50	$13.59	$13.50
September 19, 2017	$13.49	$13.59	$13.49
September 20, 2017	$13.49	$13.58	$13.48
September 21, 2017	$13.49	$13.58	$13.48
September 22, 2017	$13.49	$13.59	$13.49
September 25, 2017	$13.53	$13.63	$13.53
September 26, 2017	$13.55	$13.64	$13.54
September 27, 2017	$13.55	$13.64	$13.56
September 28, 2017	$13.57	$13.66	$13.58
September 29, 2017	$13.59	$13.68	$13.61

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.
Distribution Declaration
Our board of directors authorized and declared daily cash distribution of $0.00186845 per share for the period commencing on October 1, 2017 and ending on December 31, 2017 for each outstanding share of Class A, Class I and Class T common stock (before adjustment for any class-specific fees). The distribution will be paid monthly in arrears.
Update to the Plan of Distribution Section of our Prospectus

The following information should be read in conjunction with the disclosure contained in the "Plan of Distribution" section beginning on page 182 of the prospectus and supplements as appropriate the disclosure contained elsewhere in the prospectus

Other Compensation

We may also pay directly, or reimburse our dealer manager if our dealer manager pays on our behalf, any underwriting, organization and offering fees and expenses (other than selling commissions, dealer manager fees and distribution fees) incurred in connection with the distribution of our shares.  This may, in addition to any other fees and expenses, include payments to participating broker-dealers to support ongoing education and training, and expenses relating to providing such participating broker-dealers with education and training materials and other non-cash items to support education and training.  Our dealer manager and other service providers may also make payments from their own funds, without reimbursement by us, to participating broker-dealers to support ongoing education and training relating to us, and related expenses. Further, our dealer manager may also make payments to participating broker-dealers to reimburse them for other third party fees and expenses they incur in connection with the distribution of our shares, and we may reimburse the dealer manager for such payments.  Such payments by the fund as well as by our dealer manager and certain service providers will be subject to applicable limitations on organization and offering and underwriting expenses under FINRA rules and the NASAA REIT Guidelines.